Exhibit 3.1

May 27, 2013.

BYLAWS

VOTORANTIM CIMENTOS S.A.

BYLAWS OF

VOTORANTIM CIMENTOS S.A.

CNPJ/MF nº. 01.637.895/0001–32

TABLE OF CONTENTS

CHAPTER I CORPORATE NAME, HEADQUARTERS, PURPOSE AND DURATION	1

CHAPTER II CAPITAL, SHARES AND SHAREHOLDERS	2

CHAPTER III GENERAL SHAREHOLDERS’ MEETING	4

CHAPTER IV MANAGEMENT	6

SECTION I GENERAL PROVISIONS	6

SECTION II BOARD OF DIRECTORS	8

SECTION III EXECUTIVE BOARD	14

CHAPTER V FISCAL COUNCIL	21

CHAPTER VI AUDIT COMMITTEE	22

CHAPTER VII DISTRIBUTION OF DIVIDENDS	23

CHAPTER VIII TRANSFER OF SHAREHOLDING CONTROL, CANCELATION OF OPEN CORPORATION REGISTRY AND DELISTING FROM LEVEL 2	25

CHAPTER IX ARBITRATION	28

CHAPTER X LIQUIDATION	28

CHAPTER XI ISSUANCE OF UNITS	28

CHAPTER XII FINAL AND TRANSITIONAL PROVISIONS	30

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CHAPTER I

CORPORATE NAME, HEADQUARTERS, PURPOSE AND DURATION

Article 1 – VOTORANTIM CIMENTOS S.A. (the “Company”) is a corporation (sociedade anônima) governed by these Bylaws (Estatuto Social) and by applicable law.

Paragraph 1 – The Company may only use its abbreviation, symbol or commercial name for purposes related to the marketing or publicity of the goods and services that it produces.

Paragraph 2 – Upon the admission of the Company to the special listing segment denominated Level 2 of Corporate Governance (“Level 2”) of BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros (“BM&FBOVESPA”), the Company, its shareholders, its Management and the members of its Fiscal Council, if installed, are subject to the provisions of the Listing Regulations of the Level 2 of Corporate Governance from BM&FBOVESPA (the “Level 2 Regulations”).

Article 2 – The Company has its headquarters, administrative offices and legal jurisdiction in the Capital of the State of São Paulo, at Praça Prof. José Lannes 40, 9th floor, Cidade Monções, CEP 04571-100, and is registered with São Paulo Board of Trade under NIRE No. 35214353680.

Sole Paragraph – The Company may open, transfer and/or close branches, representative offices, warehouses and other establishments anywhere in Brazil or abroad, as it deems appropriate, as decided by the members of its Executive Board.

Article 3 – The Company’s corporate purpose is:

(i)	the surveying, mining, development and general use of mineral deposits;

(ii)	the production, roadway transportation, distribution, importation, exportation and general sales of cement, lime, mortar, gypsum and their respective similar or related raw materials and derivatives, such as fertilizers and soil correctors, as well as pre-fabricated concrete objects and similar or related products;

(iii)	to generate electricity to be used in industrial facilities owned by the Company, and the sale of electricity surpluses;

(iv)	co-processing to generate electricity;

(v)	to provide concrete pouring services and other activities related to this line of business;

(vi)	to provide services related to construction, supervision, research, project development and execution of civil engineering works, with respect to all technical and economic methodologies, carried out by the Company or third parties, by contract or by administration;

(vii)	the renting, lending and leasing of property;

(viii)	to manage and develop forestry projects;

(ix)	the importation and exportation of construction materials, machinery and equipment;

(x)	to provide technical assistance to companies that operate in the same line of business as the Company;

(xi)	to provide specialized services and business intermediation related to the Company’s corporate purposes;

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(xii)	to provide business management services, economic viability analysis of investments and development projects in the area of cement, lime, general construction materials and similar matters; and

(xiii)	to hold shares in, organize and/or manage companies of any nature, consortiums, partnerships and association, in Brazil or abroad.

Article 4 – The duration of the Company is indefinite.

CHAPTER II

CAPITAL, SHARES AND SHAREHOLDERS

Article 5 – The fully subscribed and paid up capital of the Company is R$2,746,024,209.57 (two billion seven hundred forty-six million twenty-four thousand two hundred nine reais and fifty-seven centavos), divided into 5,437,499,900 (five billion, four hundred thirty-seven million four hundred ninety-nine thousand nine hundred) common shares and 100 (one hundred) preferred shares, both nominative and without par value.

Article 6 – The Company is authorized to increase its share capital to the limit of R$12,000,000,000.00 (twelve billion reais) through the issuance of common or preferred shares, without maintaining the ratio between each class of shares, in compliance with the maximum limit of preferred shares permitted by law.

Paragraph 1 – Within the authorized share capital limit established by this Article, the Company may, through a decision by its Board of Directors, increase its share capital without amending these Bylaws. The Board of Directors shall set the conditions for the issuance, including the price and payment dates for the issued shares.

Paragraph 2 – Within the authorized share capital limit, the Board of Directors may decide on the issuance of warrants and debentures convertible into shares.

Paragraph 3 – The Board of Directors may authorize the granting of stock options, in accordance with any stock option plan to be approved at the General Shareholders’ Meeting for its Management and employees, as well as the Management and employees of other companies that are direct or indirect subsidiaries of the Company, excluding the preemptive right of the shareholders in the granting and exercise of the options, within the limit of authorized share capital on the date of granting the referred to stock options.

Paragraph 4 – The Management (“Management”) of the Company is composed of the members of its Board of Directors (“Directors”) and its Executive Board.

Paragraph 5 – The General Shareholders’ Meeting may at any time decide to convert common shares into preferred shares, determining the reasons for the conversion, and the conversion ratio between common and preferred shares, within the limits permitted by law, as well as the conditions for conversion.

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Paragraph 6 – By notice given to BM&FBOVESPA and further published, the Company may suspend any share transfer, split or reverse split or any transfer, split, reverse split or cancelation of certificates of depositary shares, as applicable, upon authorization of and for a period determined by the Board of Directors, in accordance with the provisions of Law No. 6,404/76.

Paragraph 7 – Full dividends may be paid on any new shares that are fully paid up, regardless of the date of subscription. It shall be incumbent upon the General Shareholders’ Meeting or the Board of Directors, as the case may be, to determine the conditions for the payment of dividends on newly subscribed shares, as well as on any shares issued as stock dividends, and to establish the benefits of immediately paying the respective amounts.

Paragraph 8 – The issuance of founders’ shares by the Company is forbidden.

Article 7 – The share capital shall be represented by common and preferred shares.

Paragraph 1 – Common and preferred shares shall participate equally and under the same conditions in any distributions to shareholders. The total number of preferred shares issued by the Company may reach the maximum limit permitted by law, and such issuance may alter the previous ratio of common to preferred shares.

Paragraph 2 – Each common share is entitled to one vote at shareholders’ meetings.

Paragraph 3 – The holders of preferred shares shall not be entitled to vote, except on the matters set forth below:

(i)	the change of legal form, merger, consolidation or spin-off of the Company;

(ii)	the approval of agreements between the Company and its Controlling Shareholder, directly or through third parties, and agreements with other companies in which the Controlling Shareholder may hold an interest, to the extent that pursuant to a legal or statutory provision, action at a General Shareholders’ Meeting is required to be taken with respect to such agreements;

(iii)	the valuation of assets to be contributed in kind in connection with a capital increase of the Company;

(iv)	the selection of the specialized institution or company responsible for determining the Company’s Economic Value, pursuant to Article 65 of these Bylaws; and

(v)	the amendment or revocation of any of the provisions of these Bylaws that may alter or modify any requirements set forth in paragraph 4.1 of the Level 2 Regulations of the BM&FBOVESPA, provided that such voting rights shall prevail for as long as the Level 2 Corporate Governance Agreement remains in effect.

Paragraph 4 – For the purposes of these Bylaws, “Controlling Shareholder” means any shareholder or group of shareholders, as defined in the Level 2 Regulations (“Group of Shareholders”), which exercises Power to Control. For the purposes of these Bylaws, “Power to Control” means power effectively used to manage the corporate activities and guide the operations of the Company’s administrative bodies, directly or indirectly, factually or legally, regardless of the number of shares held. It is

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assumed that the person or Group of Shareholders holding shares that entitled such person or Group of Shareholders to the absolute majority of the votes represented at the Company’s last three General Shareholders’ Meetings has Power to Control, even if such person or Group of Shareholders does not hold of record the shares that represent the absolute majority of the voting capital.

Paragraph 5 – Preferred shares entitle their holders to the following rights:

(i)	priority in the reimbursement of the book-value of each share, without a premium, upon the dissolution of the Company;

(ii)	a right to join in a tender offer in connection with a change of control of the Company, at the same price and under the same conditions offered to the selling Controlling Shareholding; participating in dividends distributed at least in equal proportion to common shares; and

(iii)	other rights guaranteed to the holders of preferred shares by Law No. 6,404/76 and the Level 2 Regulations.

Paragraph 6 – Due to preferred shares not receiving fixed or minimum dividends, these shares are not entitled to the right to vote if the Company does not distribute dividends, in which case the provision of Paragraph 1, Article 111 of Law No. 6,404/76 is inapplicable.

Paragraph 7 – The Company shall not issues warrants, titles or depositary certificates representing shares. The shareholders’ property shall be held in a deposit account opened in the name of the shareholder with the financial institution referred to in article 8 below.

Article 8 – All shares of the Company are in book-entry form and held in a trust account in a financial institution authorized by the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários, the “CVM”).

Sole Paragraph – The transfer and registration costs relating to the book-entry shares may be charged directly to the shareholder by the depositary institution, as set out in the book-entry agreement.

Article 9 – The preemptive rights to subscribe for shares issued by the Company of existing shareholders may be waived or limited in the event of the issuance of shares, convertible debentures or subscription warrants, to be offered and sold on a stock exchange or through a public offering, or in the event of an exchange of shares that is part of a tender offer to acquire control, in accordance with the terms of article 172 of Law 6,404/76.

CHAPTER III

GENERAL SHAREHOLDERS’ MEETING

Article 10 – The Ordinary General Shareholders’ Meeting shall have the powers granted by law and it shall meet annually, within the term set forth in Article 132 of Law 6,404/76, as convened by the Board of Directors or other persons and corporate bodies authorized by applicable law, to decide matters within its powers:

(i)	to approve the Management’s accounts, examine, discuss and vote on the financial statements;

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(ii)	to decide on the allocation of the net profit for the fiscal year and the distribution of dividends; and

(iii)	to appoint or remove the members of the Board of Directors and the Fiscal Council, if installed, and set the global remuneration for the members of Management.

Article 11 – The Extraordinary General Shareholders’ Meeting shall meet simultaneously with the Ordinary General Shareholders’ Meeting and, in addition to the instances provided for by law and these Bylaws, shall meet, as convened by the Board of Directors, without prejudice of other persons and bodies authorized by applicable law, in order to decide on matters of interest to the Company, and in particular:

(i)	to amend these Bylaws;

(ii)	to increase the authorized share capital;

(iii)	to increase the share capital, except as set forth in Article 6 of these Bylaws;

(iv)	to decide on any asset valuation performed by a specialized firm or by 3 (three) experts, in connection with any share capital increase through a contribution in kind to be made by a shareholder;

(v)	to reduce the share capital;

(vi)	to decide on the consolidation of the Company with and into other company, including the issuance of any shares in connection therewith, the consolidation of other companies by and into the Company, or the Company’s dissolution, transformation, spin-off, merger or liquidation;

(vii)	to decide on the Company’s investment in other companies;

(viii)	to decide on the commencement of any bankruptcy (pedido de falência) or reorganization (recuperação) proceedings by the Company, pursuant to the terms of applicable law.

(ix)	to approve agreements or transactions that involve amounts that exceed the scope of the authorization by the Board of Directors;

(x)	to decide on the delisting from the Level 2 of the BM&FBOVESPA;

(xi)	to choose the specialized institution or company responsible for determining the Company’s Economic Value, from the list of three candidates provided by the Board of Directors, in case of cancellation of the Company’s registration as a publicly-traded company or delisting from Level 2, pursuant to Chapter VIII of these Bylaws; and

(xii)	to approve the budget proposed by the Board of Directors, as provided by Article 34 of these Bylaws.

Article 12 – The notice to convene the General Shareholders’ Meeting must be given in accordance with the law in effect and in any event with a minimum of 15 (fifteen) days in advance, containing precise information as to the location, date and time of the meeting, as well as expressly enumerating the agenda and matters to be decided on.

Sole Paragraph – The inclusion on the agenda of the General Shareholders’ Meeting of the items “other subjects,” “general matters” or any similar expressions is prohibited.

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Article 13 – Except as provided by applicable law, the General Shareholders’ Meeting shall establish a valid quorum following a first notice to convene if a minimum of shareholders representing  1/4 (one quarter) of the shares with voting rights are represented, and following a second notice to convene any number of shareholders with voting rights shall establish a valid quorum.

Article 14 – No later than the date of the first notice to convene, the Company will make available to all of its shareholders the agenda and other materials and documents necessary for analysis of the matters to be decided on at the meeting, unless a longer period is provided for by applicable regulations.

Article 15 – The Chairman of the Board of Directors or, in the event of his or her absence, the Vice-Chairman of the Board of Directors shall preside over the General Shareholders’ Meeting, and, in the event of their absence, a majority of the shareholders with the right to vote represented at the meeting shall appoint the President of the Shareholders’ Meeting; provided that, the Chairman of the Board of Directors or, in the event of his or her absence, the Vice-Chairman of the Board of Directors may nominate other person to preside over the General Shareholders’ Meeting.

Sole Paragraph – The President of the General Shareholders’ Meeting shall appoint the Secretary from among those present.

Article 16 – Shareholders may participate and be represented at the General Shareholders’ Meeting in the form set forth in Article 126 of Law No. 6,404/76 by presenting, either previously or at the Shareholders’ Meeting, valid identification or a special power of attorney.

Article 17 – The Company shall clearly define and make available to all shareholders the rules for voting, seeking to facilitate this process as much as possible for its shareholders.

Article 18 – The business transacted and decisions of the General Shareholders’ Meeting shall be summarized in a minute to be recorded in the relevant corporate book and to be signed by the acting President and Secretary of the Shareholders’ Meeting and the attending shareholders.

Sole Paragraph – Dissenting votes must be recorded in the minutes, when so required.

CHAPTER IV

MANAGEMENT

Section I

General Provisions

Article 19 – The election of members of Management and committees shall be subject to the provisions of Articles 147 and 162 of Law No. 6,404/76.

Sole Paragraph – Directors must have an unblemished reputation and may not be elected if: (i) they hold positions with other companies engaged in activities that could be considered as competing with those of the Company; or (ii) have conflicts of interest with the Company.

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Article 20 – Members of Management will take office by signing the terms of their respective positions (termos de posse) in the book of minutes of the Board of Directors and Executive Board.

Paragraph 1 – Under penalty of civil liability to the elected member of Management, the terms of office must contain:

(i)	an indication of at least one address for notices, which can only be amended by written notice to the Company, where the member of Management will receive summons and subpoenas pursuant to administrative and judicial proceedings related to their activities in their capacity as members of Management, such summons and subpoenas being considered as served by their delivery to the indicated address; and

(ii)	a statement of consent to the Code of Conduct; the Disclosure, Dividend and Trading of Securities Issued by the Company Policies; and the Charters of the Board of Directors, the Fiscal Council and any Advisory Committees of the Board of Directors.

Paragraph 2° – The taking of office by the members of Management is conditioned on their prior execution of the Management Statement of Consent, as required by the Level 2 Regulations, as well as their compliance with the applicable legal requirements.

Paragraph 3° – In accordance with Law No. 6,404/76, the taking of office by a Director who resides or is domiciled outside of Brazil is conditioned on the appointment of a representative residing in Brazil with the power to receive summons pursuant to legal actions taken against such members. The appointment must remain in effect for a period of at least three years after such member has left his or her office with the Company.

Paragraph 4° – Under penalty of law, the taking of office by members of Management is conditioned on their execution and delivery of an affidavit declaring their legal eligibility to hold such office, to be kept at the Company’s headquarters.

Article 21 – To the extent permitted by law, the Company shall assist the members of Management, the members of the Fiscal Council, if installed, and for the members of any bodies that perform technical or advisory functions for Management in their defense in any judicial and administrative proceeding brought against them by third parties, during or after their respective mandates, as a result of acts performed in the exercise of their offices, and the Company shall maintain insurance policies to cover court expenses, attorney fees and damages compensation arising from such procedures.

Paragraph 1 – The assistance provided for in the introductory paragraph of this Article 21 extends to employees who regularly act in compliance with the mandate granted to them by the Company.

Paragraph 2° – If the member of Management, the Fiscal Council, if installed, or any statutory bodies that perform technical or advisory functions for Management, or furthermore, any of the employees referred to in Paragraph 1 above, receives a final and unfavorable sentence, such person must reimburse the Company for all costs,

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expenses and losses caused to it, to the extent not covered by insurance, except in cases of objective offenses (i.e. sanctioned regardless of negligence or the willful misconduct of the accused), in which case these costs shall be paid by the Company.

Article 22 – In accordance with Article 158 and its paragraphs of Law No. 6,404/76, members of the Company’s Management and its Fiscal Council shall be liable, severally or jointly, for unlawful acts or omissions and the resulting losses.

Section II

Board of Directors

Article 23 – The Board of Directors will be composed of at least 5 (five) members and no more than 9 (nine) members, as well as an equal number of alternates, all to be elected and removed by the General Shareholders’ Meeting, which shall appoint a Chairman and a Vice-Chairman, all for a unified term of 2 (two) years, reelection being admitted.

Paragraph 1° – A minimum of 20% (twenty percent) of the members of the Board of Directors must be Independent Directors (“Independent Directors”), herein defined as persons that meet the following requirements:

(i)	have no relationship with the Company, except for owning shares of the Company;

(ii)	are not a Controlling Shareholder, or the spouse or up to second-degree relative of a Controlling Shareholder, or are not or have not been in the past 3 (three) years associated with a company or entity related to the Controlling Shareholder (persons associated with public education and/or research institutions are excluded from this restriction);

(iii)	have not been, in the past 3 (three) years, an employee or officer of the Company, the Controlling Shareholder or any subsidiary of the Company;

(iv)	are not a, direct or indirect, supplier or purchaser of services and/or products of the Company to an extent that implies loss of independence;

(v)	are not an employee or member of member of the board of directors or executive board of a company or entity offering or receiving services and/or products to or from the Company to an extent that implies loss of independence;

(vi)	are not a spouse or up to second-degree relative of any member of the Company’s Management; and

(vii)	do not receive any compensation from the Company other than that in connection with their position as Directors (cash resulting from interest in capital stock is excluded from this restriction).

Paragraph 2 – When compliance with the percentage referred to in Paragraph 1 of this Article 23 results in a fractional number of Directors, this number should be rounded pursuant to the Level 2 Regulations.

Paragraph 3 – No Director may also hold a position on the Company’s’ Executive Board.

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Paragraph 4 – The compensation of the Directors will be fixed at the General Shareholders’ Meeting that elects such members and within the applicable legal limits.

Paragraph 5 – Qualification as an Independent Director should be expressly noted in the minutes recording his or her respective election.

Paragraph 6 – Directors elected pursuant to Article 141, Paragraphs 4 and 5 of Law No. 6,404/76, will also be considered Independent Directors.

Paragraph 7 – Regardless of the number of alternates elected, the Board of Directors must function with the remaining members, subject to compliance with the minimum number of members required for its proper functioning.

Article 24 – The process of electing the members of the Board of Directors at the General Shareholders’ Meeting shall be subject to the following rules:

(i)	the Controlling Shareholder has the right to elect the majority of the members of the Board of Directors;

(ii)	pursuant to applicable law, if minority shareholders do not have the power to elect at least one Director by cumulative vote, they shall be entitled to elect and remove one member of the Board of Directors; and

(iii)	Whenever the election of the Board of Directors is conducted by cumulative vote and the holders of common shares exercise their right to elect a member of the Board of Directors, severally, the Controlling Shareholder will have the right to appoint the same number of Directors appointed by the remaining shareholders plus one, regardless of the maximum number of board members specified in Article 23 of these Bylaws.

Article 25 – The Board of Directors is a collegiate decision-making body that manages and directs the Company and, in addition to the powers granted under applicable law, corresponds to the Board of Directors to:

(i)	determine the general direction of the Company, and define its mission, its strategic objectives and guidelines;

(ii)	approve the strategic plan, as well as multi-year plans and annual programs of expenditures and investments;

(iii)	approve the risk management policy;

(iv)	create committees that will be responsible for the analysis, drafting of proposals or making of recommendations for the Board of Directors on certain matters, in addition to defining the respective responsibilities of these committees in accordance with the provisions of these Bylaws;

(v)	appoint the members of the Audit Committee and other committees that are created by the Board of Directors, as well as set the remuneration for the members of such committees;

(vi)	appoint and remove the independent auditors of the Company and its subsidiaries based on the recommendations of the Audit Committee; and such independent auditors shall not provide services to the Company and its subsidiaries that, according to professional standards, laws and regulations governing the independent auditors, could impair their independence during the contracted period;

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(vii)	retain counsel, specialists, experts and other outside professionals to better inform the members of the Board of Directors as to the matters they are to decide on;

(viii)	approve the Company’s Code of Conduct;

(ix)	convene the General Shareholders’ Meeting as prescribed by applicable law or whenever it deems appropriate and arranging for the publication of the notice to convene in accordance with the provisions of these Bylaws;

(x)	elect and remove the members of the Company’s Executive Board and determine their duties, in accordance with the provisions of these Bylaws;

(xi)	determine the individual allocation of the global remuneration of the Directors and Executive Officers approved by the General Shareholders’ Meeting;

(xii)	formally evaluate the Company’s result of operations, the performance of the Executive Board and the individual performance of the Chief Executive Officer, as well as consider the evaluation by the Chief Executive Officer of the performance of the other Executive Officers;

(xiii)	supervise, jointly and individually, the activities of the Executive Board, examining at any time the Company’s books, documents and papers, requesting information on agreements entered into or to be entered into and any other acts, receiving copies of such agreements or acts whenever it deems necessary;

(xiv)	to approve a profit sharing plan for employees and Executive Officers to be jointly develop with the Executive Board, based on the Company’s results of operations and providing for additional benefits to employees and members of the Executive Board (the “Profit Sharing Plan”);

(xv)	set the amount of the profits of the Company to be shared with employees and Executive Officers, subject to the relevant legal provisions, these Bylaws and the Profit Sharing Plan in effect;

(xvi)	determine the number of shares to be issued under the Company’s Stock Option Plan previously approved at the General Shareholders’ Meeting, subject to the limit specified in item “xv” above;

(xvii)	decide on the issuance and sale of debentures, not convertible into shares and unsecured;

(xviii)	approve the Company’s repurchase of its own shares, whether for the shares to be kept as treasury stock and subsequently reissued or for cancellation, in compliance with the legal and regulatory provisions in effect;

(xix)	decide on the issuance of shares, warrants or debentures convertible into shares, within the limit of the authorized share capital, including:

(a)	the amount, type and class of securities to be issued;

(b)	the offering price and the criteria for determining such price;

(c)	the timetable for the issuance;

(d)	an authorization to the Executive Officers to perform all acts necessary for the implementation of the issuance;

(e)	the decision to waive the right of first refusal or limit the period for its exercise in the events set forth in Article 172 of Law No. 6,404/76; and

(f)	other relevant terms and conditions of the issuance;

(xx)	authorize the issuance of guarantees or counter-guarantees of any nature, whether secured or unsecured, in favor of third parties and in an amount exceeding

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R$150,000,000.00 (one hundred and fifty million reais) during a single fiscal year, except those guarantees issued to companies or entities controlled by the Company, which may be granted without the approval of the Board of Directors regardless of the amount involved;

(xxi)	approve any transaction entered into between the Company, on one hand, and its shareholders, members of its Management, employees or companies in which such persons hold, either directly or indirectly, a shareholding interest or interest in any other form, or relatives of the Company’s shareholders, members of its Management and employees, or any party that, under applicable law, is considered a related party of the Company, and involving an amount that exceeds R$50,000,000.00 (fifty million reais) during a single fiscal year;

(xxii)	authorize the entering into of any loan or financing, not covered by item (xxi) above, that involves an amount exceeding R$150,000,000.00 (one hundred and fifty million reais) in a single fiscal year;

(xxiii)	authorize the entering into of any agreements or transactions not covered by item (xxi) above, which are binding on the Company, or release third parties from their obligations to the Company, either in one or a series of transactions, involving an amount in excess of R$150,000,000.00 (one hundred and fifty million reais) during a single fiscal year. For illustrative purposes, approval of the Board of Directors is required when the purpose of such agreement or transaction is to:

(a)	withdraw from any line of business in which the Company participates;

(b)	participate in associations or partnerships with third parties;

(c)	sell, assign and/or transfer goods and rights of the Company which constitute fixed assets, or encumber such assets; and

(d)	make capital investments or acquisitions not included in the previously approved annual budget;

(xxiv)	authorize the administrative bodies of the Company’s direct or indirect subsidiaries, to enter into any agreements or transactions not covered by item (xxi) above, which are binding on such subsidiaries, or release third parties from their obligations to such subsidiaries, either in one or a series of transactions, involving an amount in excess of R$50,000,000.00 (fifty million reais) during a single fiscal year. For illustrative purposes, approval of the Board of Directors is required when the purpose of such agreement or transaction is to:

(a)	withdraw from any line of business in which the relevant subsidiary participates;

(b)	participate in associations or partnerships with third parties;

(c)	sell, assign and/or transfer goods and rights of such subsidiary which constitute fixed assets, or encumber such assets; and

(d)	make capital investments or acquisitions not included in the previously approved annual budget;

(xxv)	approve the Company’s representative at the general or other shareholders’ meetings of companies in which the Company holds an equity participation, as well as indicating the names of members to be elected to the boards of directors of these companies;

(xxvi)	decide on any matters that are not the responsibility of the Executive Board or the General Shareholders’ Meeting, in accordance with these Bylaws, as well as matters that exceed the powers and responsibility of the Executive Board;

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(xxvii)	approve the transfer of control in the Company’s subsidiaries;

(xxviii)	issue an informed written opinion, favorable or otherwise, regarding any public tender offer for the shares of the Company within 15 (fifteen) days from the publication of the notice of the tender office, which must at least address the following matters:

(a)	the convenience and opportunity of the tender offer vis-à-vis the interests of the shareholders and the liquidity of their securities;

(b)	the impact of the tender offer on the interests of the Company;

(c)	the announced strategic plans of the offeror for the Company; and

(d)	other matters that the Board of Directors considers relevant, as well as the information required by the applicable regulations of the CVM;

(xxix)	decide on the conflicts of interest policy of the Company to avoid conflicts between the interests of the Company and its shareholders and the members of its Management, as well as the adoption of measures considered necessary in the event that these conflicts arise;

(xxx)	decide on the institutional responsibility policy of the Company, in particular those relating to the Company’s environmental, health and safety and social responsibility proposed by the Executive Board;

(xxxi)	decide on changes to the corporate governance rules, which include, but are not limited to, the processes of presenting and disclosing financial information;

(xxxii)	opine on to the management report, financial statements and proposed allocation of annual net income;

(xxxiii)	propose the Company’s dividend policy;

(xxxiv)	define the list of three specialized institutions and/or companies for the preparation of the Company’s share appraisal report in the event of a tender offer to cancel the Company’s registration as a public company or delist from the Level 2; and

(xxxv)	review the proposals presented by the Executive Board, in accordance with the terms of these Bylaws.

Sole Paragraph – For the purpose of clarification, matters previously approved in the annual budget do not require additional approval from the Board of Directors.

Article 26 – The Board of Directors will meet, preferably at the Company’s headquarters, ordinarily once every three months, and extraordinarily whenever necessary for the corporate interests. Requests to meet must be sent to the Chairman of the Board, who will carry out the necessary procedure to call the meeting.

Paragraph 1 – Regular meetings will be scheduled within the annual calendar, which follows the civil year, and must be proposed by the Chairman of the Board of Directors.

Paragraph 2 – Notices for the meetings of the Board of Directors, whether ordinary or extraordinary, must be made by registered letter, facsimile or e-mail sent to the address contained in the members’ respective terms of office, specifying the time and place, including a detailed agenda and sent at least 5 (five) days in advance. This notice requirement may be waived if all members of the Board of Directors are present.

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Paragraph 3 – If necessary, Directors may participate in the Board meetings by telephone, videoconference, or other media that can ensure effective participation and authenticity of their vote. In this case, such Director will be considered present at the meeting, and his or her vote will be considered valid for all legal purposes and incorporated into the minutes of that meeting.

Paragraph 4 – For meetings of the Board of Directors to establish a valid quorum the presence of a majority of its incumbent members is required, considering present those participating in accordance with the terms of Paragraph 3 above and those who are represented by their alternate or who have sent their vote in writing.

Article 27 – The business transacted and resolutions adopted at the meetings of the Board of Directors shall be valid if adopted with the favorable vote of a majority of the Directors present and shall be recorded in the book of minutes of the Board of Directors’ meetings. Whenever these minutes contain decisions that affect third parties, an extract of the relevant portion of the minutes will be filed with the qualified Commercial Registry (Junta Comercial) and published in newspapers regularly used by the Company.

Paragraph 1 – The minutes will be clearly written, all decisions being recorded and subject to formal approval.

Paragraph 2 – If voting results in a tie, the Chairman of the Board of Directors will cast the deciding vote.

Article 28 – The Chairman of the Board of Directors, or the Secretary designated by the Chairman, will prepare the agenda for the meeting based on requests from the Directors and consultation with the Executive Board.

Sole Paragraph – The agenda and documentation required for the consideration of matters to be decided on will be delivered to each of the members of the Board of Directors at least three days before the meeting.

Article 29 – Any Director who fails to attend 3 (three) consecutive meetings without cause or leave of absence granted by the Board of Directors shall lose his or her mandate, causing its permanent vacancy.

Article 30 – In the event of the absence or temporary incapacity of the Chairman of the Board of Directors, his or her responsibilities will be temporarily performed by the Vice-Chairman of the Board of Directors. In the event of the absence or temporary incapacity of both, the remaining members of the Board of Directors will elect, from among themselves, who will temporarily perform the role of the Chairman.

Article 31 – In the event of absence or temporary incapacity of any Director, he or she should be represented by an alternate. In the event of absence or temporary incapacity by an alternate, the Board of Directors must function with the remaining members, provided that the minimum number of members required for the proper functioning of the Board of Directors is met.

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Article 32 – If a permanent vacancy occurs in any incumbent position on the Board of Directors, the substitute, who may or may not be an alternate member of the Board of Directors, shall be appointed by the remaining members of the Board of Directors and he or she will serve until the next General Shareholders’ Meeting of the Company, at which a new Director will be elected. The same process will be applicable in the event that a permanent vacancy occurs among the alternate members of the Boards of Directors. For the purposes of this Article, a permanent vacancy is considered the dismissal, resignation, death, proven incapacity, disability or loss of mandate of an effective member or alternate.

Sole Paragraph – Whenever the election of members of the Board of Directors has been conducted through cumulative voting, pursuant to Article 141 of Law No. 6,404/76, the removal of any member of the Board of Directors by the General Shareholder’s Meeting will result in the removal of the other members and a new election shall be required.

Article 33 – The Board of Directors may create committees or working groups to assist it in the performance of its duties, these committees or working groups shall have defined objectives and be are composed of persons designated from among the Directors and/or non-Directors. These committees must adopt charters approved by the Board of Directors.

Article 34 – The Board of Directors must have an annual budget, which shall include allocation of funds to retain external professionals, which shall be approved by the General Shareholders’ Meeting.

Article 35 – The Board of Directors will adopt a Charter, which shall clearly set forth its responsibilities and duties and prevent conflicts with the role of the Executive Board, in particular, its Chief Executive Officer. The Charter of the Board of Directors must set forth rules relating to:

(i)	its responsibilities;

(ii)	its composition, mandate and appointment process;

(iii)	the duties of the members of the Board of Directors;

(iv)	the Chairman of the Board of Directors;

(v)	its functioning procedures, including with respect to the secretary, meetings, notices for meetings, agendas, minutes, documentation and voting system;

(vi)	communications with the Executive Board;

(vii)	special committees;

(viii)	the procedures for resolving conflicts of interests;

(ix)	interaction with the Fiscal Council, if installed;

(x)	interaction with the independent auditor; and

(xi)	its budget.

Section III

Executive Board

Article 36 – The Executive Board will consist of at least 3 (three) and a maximum of 7 (seven) Executive Officers, consisting of a Chief Executive Officer, a Chief Financial and Investor Relations Officer and the designation of the remaining Executive Officers will be determined by the Board of Directors. The term of office of Executive Officers will be 2 (two) years, re-election being permitted. Executive Officers may be removed at any time.

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Paragraph 1 – The Chief Executive Officer shall submit to the Board of Directors the names of nominees to the Executive Board who have knowledge and expertise in his or her relevant area of management. The Chief Executive Officer may also propose to the Board of Directors the removal of such member at any time.

Paragraph 2 – Persons appointed to the Board of Directors may not serve on the Executive Board.

Paragraph 3 – The Board of Directors will determine the duties of the Executive Officers who have been elected without a specific designation.

Article 37 – In event of vacancy, temporary incapacity or any other forms of absence for personal reasons of the Chief Executive Officer or other Executive Officers, the following procedures shall be observed:

Paragraph 1 – In the event of the temporary incapacity of the Chief Executive Officer, he or she will designate his or her own substitute from among the other Executive Officers, who will assume all duties and legal, statutory and regulatory responsibilities.

Paragraph 2 – In the event of the temporary incapacity of any other Executive Officer, he or she will not be substituted, instead his or her duties will be assigned by the Chief Executive Officer to another Executive Officer, who will accumulate all duties and legal, statutory and regulatory responsibilities of the absent Executive Director, except for his or her right to vote at the meetings of the Executive Board.

Paragraph 3 – In the event of the vacancy of the office of the Chief Executive Officer, the Chairman of the Board of Directors will appoint an Executive Director to temporarily replace the Chief Executive Officer, who will accumulate his or her duties and legal, statutory and regulatory responsibilities until the Board of Directors elects a new Chief Executive Officer to act in such capacity during the remaining term for that office.

Paragraph 4 – In the event of vacancy of the position of and Executive Officer, the Board of Directors, upon recommendation of the Chief Executive Officer, may decide to elect or not elect a new Executive Officer to act in such capacity during the remaining term for that office.

Article 38 – The Executive Board will meet, preferably at the Company’s headquarters, ordinarily, once (1) per month, and extraordinarily, as convened by the Chief Executive Officer or by at least 2 (two) Executive Officers, with minutes being drawn up in the proper minutes book.

Paragraph 1 – Ordinary meetings will be scheduled according to the annual calendar, considering the civil year, and must be proposed by the Chief Executive Officer and submitted for approval by the other Executive Officers. If the ordinary meeting does not occur for lack of quorum being installed, a new meeting will be convened by a second notice.

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Paragraph 2 – Notices for extraordinary meetings will be made by the Chief Executive Officer through email at least 3 (three) days in advance, specifying the time and place of the meeting and including a detailed agenda. This notice requirement may be waived if all members of the Board of Directors are present.

Paragraph 3 – If necessary, the Executive Officers may participate in the meeting of the Executive Board by telephone, videoconference, or other media that can ensure effective participation and authenticity of their vote. In this case, such Executive Officer will be considered present at the meeting, and his or her vote will be considered valid for all legal purposes and incorporated into the minutes of the meeting.

Paragraph 4 – The meetings of the Executive Board will only have a valid quorum with the presence of a majority of its members.

Article 39 – The decisions of the Executive Board shall be taken by a simple majority vote of the Executive Officers present. In case of a tie, the matter shall be submitted to the Board of Directors.

Article 40 – The Executive Board will forward copies of the minutes of its meetings to the Board of Directors and provide information to evaluate the performance of the Company’s activities.

Article 41 – Within the limits of the powers vested on each Executive Officer by the Board of Directors or these Bylaws, decisions concerning matters related to an Executive Officer’s specific area of operations shall be taken directly by him or her (except in those cases where the decision also affects other Executive Officer’s the area of operations) or jointly with the Chief Executive Officer in connection with those matters previously identified by the latter.

Article 42 – The representation of the Company, actively or passively, in or out of court, including the execution of documents that would compromise its responsibility, shall always be carried out jointly by 2 (two) Executive Directors, or jointly by an Executive Officer with 1 (one) legal representative appointed in accordance with Paragraph 1 of this Article 42, or by 2 (two) legal representatives appointed in accordance with Paragraph 1 of this Article 42.

Paragraph 1 – Unless the substance of the act requires it to be a public instrument, the legal representative’s power of attorney shall be granted through a private instrument, which shall specify the powers granted, limiting the term of validity of the power of attorney ad negotia to December 31st of the year on which such power of attorney has been granted. Such private instrument granting a power of attorney shall be duly signed by 2 (two) Executive Officers.

Paragraph 2 – The Company may be represented by a single Executive Officer or legal representative (a) at General Shareholders’ Meetings, or similar meetings, of companies, consortiums and other entities in which the Company owns equity interests, provided that the voting instructions of the Board of Directors or Executive Board are followed; (b) in acts arising from the exercise of permanent ad judicia powers of attorney; (c) before any government agency, customs authority or public utilities company for specific acts that do not create any obligation for Company; and

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(d) in the execution of documents of any kind that result in an obligation for the Company that is within the limits set forth by the Executive Board or the Board of Directors.

Paragraph 3 – In the case of obligations to be assumed outside Brazil, the Company may be represented by one Executive Officer, or by a single legal representative with specific and limited power of attorney, in accordance with the terms of these Bylaws, and subject to the approval of the Board of Directors.

Paragraph 4 – With respect to receiving and discharging amounts due to the Company, issuing and negotiating, including endorsements and discounts, bills of exchange relating to sales, as well as in cases of correspondence that does not create obligations for the Company and acts of simple administrative routine, including those relating to government offices, municipalities, government-owned companies, mixed-economy companies, boards of trade, labor courts, IAPAS, FGTS and their collections banks, and others of a similar nature, the Company may be represented by one Executive Officer, or by a single legal representative with specific and limited power of attorney, in accordance with the terms of these Bylaws.

Paragraph 5 – The Executive Board may decide, in accordance with and within its legal limits, that certain Company documents be signed by seal or mechanical process.

Article 43 – The Executive Board must monitor and control the activities of the Company’s subsidiaries and monitor the activities of companies in which the Company holds equity interests or with which it is associated;

Article 44 – The Executive Board must scrutinize and monitor issues related to patents, brands, names and logos of the Company and its subsidiaries.

Article 45 – It is the responsibility of the Executive Board to:

(i)	comply with and enforce the general direction of the business of the Company as established by the Board of Directors;

(ii)	approve the creation and elimination of management positions immediately subordinate to each Executive Officer;

(iii)	prepare and propose to the Board of Directors the Company’s general human resources policy, including plans providing for the admission, career, access, benefits and disciplinary regime of the employees of the Company, and executing the approved policies;

(iv)	prepare and submit annually to the Board of Directors strategic guidelines and the Company’s strategic plan, and execute the strategic plan approved by the Board of Directors;

(v)	prepare and propose to the Board of Directors the Company’s annual and multiannual budgets, and execute the budgets approved by the Board of Directors;

(vi)	determine the annual insurance plan of the Company and its subsidiaries;

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(vii)	prepare and submit to the Board of Directors a proposal for the adoption of the Company’s risk management policy;

(viii)	plan and conduct the operations of the Company and its subsidiaries, and report to the Board of Directors on the economic and financial performance of the Company, including submitting reports with specific performance indicators;

(ix)	approve criteria for the technical and economic evaluation of investment projects, with the respective plans for delegating responsibility to the Company’s subsidiaries as to execution and implementation;

(x)	approve the sale of secured debentures or debentures convertible into shares, held by the Company and issued by its subsidiaries;

(xi)	identify, evaluate and propose to the Board of Directors investment and/or disinvestment opportunities involving operations that exceed the limits established for the Executive Board and to execute the investments and/or disinvestments approved by the Board of Directors;

(xii)	identify, evaluate and propose to the Board of Directors mergers, splits or incorporations in which the Company is a party, including transactions that involve shares issued by the Company, as well as share purchases, and carrying out the mergers, splits, incorporations and acquisitions approved by the Board of Directors;

(xiii)	prepare and propose to the Board of Directors the Company’s financial policy, and implement such policies;

(xiv)	authorize the issuance of guarantees and counter-guarantees of any nature, whether secured or unsecured, in favor of third parties and for amounts equal to or less than R$150,000,000.00 (one hundred and fifty million reais) within a single fiscal year, except those guarantees issued to companies or entities controlled by the Company, which do not require authorization;

(xv)	waive or authorize acts or judicial or extrajudicial transactions terminating lawsuits or pending proceedings, with the possibility of setting value limits for delegating the exercise of such powers to the Chief Executive Officer or to the Executive Officers, in accordance with legal and statutory provisions and limits of the Executive Board;

(xvi)	define and propose to the Board of Directors, after the closing of the accounts of the Company, the allocation of net income for the year, the distribution of dividends, including whether in the form of interest on shareholders’ equity and, when necessary, the capital budget;

(xvii)	prepare the Management Annual Report and the Financial Statements to be submitted to the Board of Directors and, subsequently, to the General Shareholders’ Meeting;

(xviii)	promote employee adherence to the Code of Conduct adopted by the Board of Directors;

(xix)	prepare and propose to the Board of Directors, the Company’s institutional responsibility policies, such as the environmental, health, safety and social responsibility policies of the Company and implement such policies;

(xx)	authorize the entering into of any loan or financing, not covered by item (xxiii) below, that involves an amount equal to or less than R$150,000,000.00 (one hundred and fifty million reais) in a single fiscal year;

(xxi)

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R$150,000,000.00 (one hundred and fifty million reais) during a single fiscal year. For illustrative purposes, approval of the Executive Board is required when the purpose of such agreement or transaction is to:

(a)	withdraw from any line of business in which the Company participates;

(b)	participate in associations or partnerships with third parties;

(c)	sell, assign and/or transfer goods and rights of the Company which constitute fixed assets, or encumber such assets; and

(d)	make capital investments or acquisitions not included in the previously approved annual budget;

(xxii)	authorize the acquisition, disposal and encumbrance of fixed assets, including to set rules and delegate powers, which in a single or series of transactions, is equal to or below R$50,000,000.00 (fifty million reais) in a single year.

(xxiii)	approve any transaction between the Company, on one hand, and its shareholders, members of Management, employees, or companies in which such persons hold, directly or indirectly, equity interests or interests in any other form, or relatives of the Company’s shareholders, members of its Management and employees of the Company, or any party that, under applicable law, is considered a related party of the Company, involving an amount that is equal to or less than R$50,000,000.00 (fifty million reais) during a single fiscal year;

(xxiv)	propose to the Board of Directors any reformulations, modifications or amendments to shareholders’ agreements or other agreements between shareholders, or consortium agreements or other agreements between members of consortia, companies or consortia in which the Company participates and also to propose the entering into of new agreements and consortium agreements that address issues of this nature;

(xxv)	establish and report to the Board of Directors the limits of authority of individual Executive Officers, within the limits of the authority levels established by the Board of Directors for the Executive Board;

(xxvi)	establish, based on the limits of authority established by the Board of Directors for Executive Officers, the limits of authority according to the administrative hierarchy of the Company;

(xxvii)	carry out any and all acts provided for and approved in the annual budget, regardless of the amount involved; and

(xxviii)	nominate the persons who will compose the executive boards, boards of directors, fiscal councils and committees of companies and entities in which the Company holds direct or indirect interests.

Paragraph 1 – The Executive Board will be responsible for determining, in accordance with the Company’s investment opportunities, the general orientation approved by the Board of Directors and the budget, the voting guidelines to be followed by proxies at the General Shareholders’ Meetings or similar meetings of companies, foundations and other entities in which the Company directly or indirectly holds equity interests, always observing the limits of the Executive Board’s authority with respect to, among other matters, indebtedness, disposal or encumbrance of assets, including securities, the waiver of rights and the increase or decrease in corporate interests held.

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Article 46 – The acts of any Executive Officer, or legal representative, with results in the Company’s involvement in any issuance of guarantees or counter-guarantees in favor of third parties that is not in compliance with article 25, item (xx) and article 45, item (xiv), of these Bylaws are expressly prohibited and will be considered null and void, and shall not be binding on the Company. Acts concerning these matters require the prior approval of the Executive Board, which must be obtained at a collegial meeting of the Executive Board: (i) with a majority of the Executive Officers present; (ii) presided over by the Chief Executive Officer; and (iii) and a majority of the Executive Officers present voting favorably.

Article 47 – Without prejudice to the other functions that the Board of Directors may assign to him or her, it is the Chief Executive Officer’s responsibility to:

(i)	convene and preside over meetings of the Executive Board;

(ii)	exercise the role of executive manager of the Company, coordinating and supervising activities of the other Executive Officers, ensuring that the resolutions and guidelines established by the Board of Directors and at the General Shareholders’ Meeting are faithfully observed;

(iii)	delegate authority to other Executive Officers and employees to perform specific acts, in as it deemed necessary for the efficient management of the affairs of the Company;

(iv)	select and submit to the Board of Directors the names of candidates to Executive Officer positions, to be elected by the Board of Directors, and propose their respective removal; and

(v)	appoint from among the Executive Officers, alternates for Executive Officers in the event of absence or temporary incapacity, in accordance with Article 37 of these Bylaws.

Article 48 – Without prejudice to the other functions that the Board of Directors may assign to him or her, it is the Chief Financial and Investor Relations Officer’s responsibility to:

(i)	organize, manage, consolidate, evaluate and supervise the financial area and activities of the Company;

(ii)	plan, organize, manage and carry out the preparation of the insurance plan and obtain insurance coverage, presenting the plan and proposals at a meeting of the Executive Board and taking into consideration the requests of the other Executive Officers;

(iii)	plan, optimize, organize, manage and supervise the payment of taxes payable as a result of the Company’s activities;

(iv)	plan, organize, manage and supervise the activities of the treasury, comptroller, accounting, investor relations, shared services center and information technology departments, proposing and suggesting measures to improve the efficiency of their controls;

(v)	propose guidelines and procedures for financial management in order to safeguard the security, liquidity and profitability of the Company’s assets;

(vi)	open and operate bank accounts jointly with other Executive Officers;

(vii)	prepare budget proposals and report to other Executive Officers;

(viii)	prepare the Company’s annual financial statements;

(ix)	implement procedures and ensure compliance with the standards set by the certification agencies, within the scope of his or her area of responsibility;

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(x)	express his or her opinion concerning all documentation relevant to the acquisition, encumbrance and sale of assets that would result in the Company incurring any kind of monetary obligation, observing and enforcing the internal rules and applicable limits of authority and laws in effect;

(xi)	represent the Company before any institutional authority or regulatory or self-regulatory organization in the Brazilian and/or international capital markets; and

(xii)	perform investor relations functions, including providing information to investors and to regulatory or self-regulatory organizations and supervisory bodies, as well as keeping the Company’s registration up to date.

CHAPTER V

FISCAL COUNCIL

Article 49 – The Fiscal Council, if installed, will consist of at least 3 (three) and no more than 5 (five) members and an equal number of alternates, elected at the General Shareholders’ Meeting. Members of the Fiscal Council may be shareholders or not, must be natural citizens and residents of Brazil, and are subject to the requirements and inabilities set forth under Law No. 6,404/76. Minority shareholders will be entitled to elect one member of the Fiscal Council in a separate vote. The Chairman of the Fiscal Council will be elected at the first meeting of the Fiscal Council.

Paragraph 1° – The Fiscal Council can only be installed by the General Shareholders’ Meeting at the request of the shareholders, pursuant to applicable legislation, and will remain installed until the next Ordinary General Shareholders’ Meeting;

Paragraph 2° – The members of the Fiscal Council shall serve until the first Ordinary General Shareholders’ Meeting held after their election, reelection being permitted.

Paragraph 3 – The Fiscal Council shall adopt a Charter, which shall clearly define their responsibilities and powers.

Paragraph 4 – No member of the Fiscal Council may also be an Executive Officer of the Company.

Article 50 – Appointment to a position on the Fiscal Council, if installed, will be subject to the provisions of Articles 147 and 162 of Law No. 6,404/76 and members of the Fiscal Council shall take office by signing the terms of their respective positions in the book of minutes of the Fiscal Council.

Paragraph 1 – Under penalty of civil liability to the elected member of the Fiscal Council, the terms of office must contain:

(i)	an indication of at least one address for notices, which can only be amended by written notice to the Company, where the member of the Fiscal Council will receive summons and subpoenas from administrative and judicial proceedings related to their activities in their capacity as members of the Fiscal Council, such summons and subpoenas being considered as served by their delivery at the indicated address; and

(ii)	a statement of consent to the Code of Conduct; the Disclosure, Dividends and Trading of Securities Issued by the Company Policies; and the Charters of the Board of Directors, the Fiscal Council and any Advisory Committees of the Board of Directors.

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Paragraph 2° – The taking of office by the members of the Fiscal Council is conditioned on their prior execution of the Statement of Consent, as required by the Level 2 Regulations, as well as their compliance with the applicable legal requirements.

Paragraph 3° – Under penalty of law, the taking of office by members of the Fiscal Council is conditioned on their execution and delivery of an affidavit declaring the legal eligibility to hold such office, to be maintained at the Company’s headquarters.

Article 51 – In the event of absence, temporary incapacity or permanent vacancy of a member of the Fiscal Council, the Fiscal Council will operate with the remaining members as long as the minimum number of required members is still met.

Paragraph 1 – A permanent vacancy of any member of the Fiscal Council, absent an alternate, will trigger a new member to be elected at the first General Shareholders’ Meeting of the Company after the occurrence.

Paragraph 2 – If the minimum number of required members of the Fiscal Council is not met, a General Shareholders’ Meeting will be immediately convened in order to elect new members and allow for the proper functioning of the Fiscal Council.

Paragraph 3 – For the purposes of this Article, a permanent vacancy is considered the dismissal, resignation, death, proven incapacity, disability or loss of mandate of an effective member or alternate. A member of the Fiscal Council will lose his or her mandate if he or she fails to attend 3 (three) consecutive meetings without cause or leave of absence granted by the Fiscal Council.

Article 52 – The remuneration of the Fiscal Council members will be determined by the General Shareholders’ Assembly that elects them, subject to the applicable legal limits.

Paragraph 1 – Members will only be entitled to remuneration for the period in which the installed Fiscal Council is effectively functioning.

Paragraph 2 – Members of the Fiscal Council will be reimbursed for travel expenses and accommodation necessary for the performance of their duties.

CHAPTER VI

AUDIT COMMITTEE

Article 53 – The Audit Committee will consist of at least 3 (three) and no more than 5 (five) members, all Independent Directors, elected by the General Shareholders’ Meeting, for a term of 5 (five) years. At least one of its members must be substantially committed to the Audit Committee and must be a professional with proven expertise in matters related to his or her activities, also meeting the established requirements of independence and financial literacy and accounting qualifications, pursuant to applicable law and the rules issued by capital market regulators.

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Article 54 – The Audit Committee shall have, among other, the following duties:

(i)	analyze financial statements;

(ii)	promote the supervision over the financial area;

(iii)	ensure that the Executive Board develops reliable internal controls;

(iv)	ensure that the internal auditor performs its role satisfactorily and that the independent auditor evaluates, as part of its own review, the Executive Board’s practices and the internal audit;

(v)	establish with the independent auditor of the Company a work plan and fee agreement;

(vi)	recommend to the Board of Directors the hiring, remuneration and replacement of the independent auditor; and

(vii)	interact with the independent auditor of the Company with respect to matters related to the audit procedure.

Sole Paragraph – The Board of Directors shall approve the Charter of the Audit Committee, which shall set forth the rules of its operation, as well as the specific duties and responsibilities of its members.

Article 55 – The Board of Directors will set the remuneration for members of the Audit Committee, subject to market parameters, as well as the budget to cover expenses for the operation of the Audit Committee, including hiring outside professionals to support the fulfillment of its duties.

CHAPTER VII

DISTRIBUTION OF DIVIDENDS

Article 56 – The fiscal year of the Company begins on January 1 and ends on December 31 of each calendar year.

Paragraph 1 – At the end of each fiscal year, the Executive Board will prepare, in compliance with the relevant legal provisions, the following financial statements:

(i)	balance sheet;

(ii)	statement of income;

(iii)	statement of retained earnings or losses;

(iv)	statement of cash flows;

(v)	statement of value added, and

(vi)	the explanatory notes to the financial statements.

Paragraph 2 – Together with the financial statements, the Board of Directors will present at the Ordinary General Shareholders’ Meeting a proposal for the destination of net income, in accordance with the provisions of these Bylaws and applicable law.

Article 57 – Shareholders are entitled to receive as dividends for each fiscal year a mandatory minimum dividend of 25% (twenty five percent) of the net income of the Company adjusted in accordance with Law No. 6,404/76, and, without prejudice to Paragraph 2o of Article 202 of Law No. 6,404/76, the amount of interest paid or credited individually to shareholders as interest on stockholders’ equity may also be attributed to the amount of dividends distributed.

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Paragraph 1 – The General Shareholders’ Meeting may allocate a share of the Company’s profits to be paid to the members of Management, subject to the applicable legal limits. This profit sharing is conditioned on and subject to the distribution to shareholders of the mandatory minimum dividend referred to in the introductory paragraph of this Article 57.

Paragraph 2 – The Company may prepare quarterly financial statements or for shorter periods. The Board of Directors may decide to distribute dividends from net income realized pursuant to such financial statements. The Board of Directors may also declare interim dividends charged against retained earnings or profit reserves existing in previous annual or interim financial statements.

Paragraph 3 – Accumulated losses and income tax provisions will be deducted from net income for the year before any distribution of dividends or interest on equity.

Paragraph 4 – The distribution of dividends referred to in this Article shall be limited to the amount of net income realized during the period, and the difference shall be allocated to the unrealized profit reserve.

Paragraph 5 – Dividends not claimed within 3 (three) years from the date of payment will revert to the Company.

Paragraph 6 – If not absorbed by losses in subsequent years, net income recorded in the unrealized profit reserve, when realized, must be added to the first dividend declared after it is realized.

Paragraph 7 – The remaining balance of net income may, pursuant to the provisions of applicable law, upon proposal by Management, be fully or partially allocated to:

(i)	supplementary dividends to shareholders;

(ii)	the establishment of reserves permitted by law, and

(iii)	the balance that is transferred to the following fiscal year as retained earnings, when justified by the members of Management, to finance the investment plan provided for in the capital budget approved at the General Shareholders’ Meeting.

Paragraph 8 – If decided by the Board of Directors, the Company may pay dividends in the form interest on stockholders’ equity.

Article 58 – Whenever the amount of the minimum mandatory dividend exceeds the realized portion of net income, the administration may propose for approval at the General Shareholders’ Meeting the allocation of the surplus to a reserve for unrealized profits (Article 197 of Law No. 6,404/76).

Article 59 – Shareholders’ at their General Meeting may decide to capitalize reserves recorded in semi-annual financial statements or other interim financial statements.

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CHAPTER VIII

TRANSFER OF SHAREHOLDING CONTROL,

CANCELATION OF OPEN CORPORATION REGISTRY AND

DELISTING FROM LEVEL 2

Article 60 – The Transfer of Control of the Company, by means of a single transaction or successive transactions, must be carried out under the condition, suspensive or resolutive, that the Acquiror of Control undertakes to conduct a tender offer to purchase all shares held by other shareholders, in compliance with the terms and conditions of the Level 2 Regulations and in a form that ensures the other shareholders receive treatment equal to that received by the Transferor of Control.

Article 61 – The tender offer referred to in Article 60 shall also be mandated:

(i)	in cases of remunerated assignment of subscription rights of shares and other securities or rights related to securities convertible into shares that result in the Transfer of Control of the Company; and

(ii)	in cases of the Transfer of Control of a company that has the Power to Control the Company, in which case the Selling Controlling Shareholder must inform BM&FBOVESPA of the valuation of the Company in this transfer and attach documentation substantiating such information.

Article 62 – A party that comes to acquire the Power to Control the Company as a result of entering into a private share purchase agreement with the Controlling Shareholder, involving any amount of shares, will be required to:

(iii)	carry out the tender offer referred to in Article 60 of these Bylaws; and

(iv)	pay, under the following terms, an amount equivalent to the difference between the price of the tender offer and the amount to be paid for any shares acquired on stock exchanges during the 6 (six) months prior to the date of acquisition of Power to Control, duly adjusted for inflation on the payment date. This amount must be distributed among the selling shareholders participating in the trading sessions in which the Acquiror purchased shares, proportionally to the daily net selling balance of such transactions, and BM&FBOVESPA shall be responsible for carrying out the distribution, under the terms of its regulations.

Article 63 – In a tender offer to be carried out by the Controlling Shareholder or by the Company in order to cancel the Company’s registration as a publicly traded company, the minimum price offered must correspond to the Economic Value, as set forth in the share appraisal report, prepared in accordance with Article 65 of these Bylaws and its paragraphs, in accordance with applicable laws and regulations.

Article 64 – If the shareholders decide to delist the Company from the Level 2, so that the Company’s shares may be listed outside Level 2, or, as a result of a corporate reorganization, in which case the resulting reorganized company’s shares are no longer admissible for trading on the Level 2, within 120 (one hundred twenty) days from the date of the General Shareholders’ Meeting approving such operation, the Controlling Shareholder must carry out a tender offer to purchase the Company’s outstanding shares. The price to be offered by the Controlling Shareholder shall be at least equal to the Economic Value, as stated in the share appraisal report, prepared in accordance with terms of Article 65 of these Bylaws and its paragraphs, in accordance with applicable laws and regulations.

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Sole Paragraph – The Controlling Shareholder will be exempt from the tender offer requirement referred to in the introductory paragraph of this article 64 if the Company delists from Level 2 due to the Company’s entering into an agreement to list its shares on the special listing segment of the BM&FBOVESPA denominated Novo Mercado (“Novo Mercado”) or, if after a corporate reorganization, the resulting company obtains authorization to list its shares on the Novo Mercado segment within 120 (one hundred twenty) days from the date of the General Shareholders’ Meeting that approved such reorganization.

Article 65 – The share appraisal report referred to in Articles 63 and 64 of these Bylaws will be prepared by a specialized firm or company with proven experience, which is not influenced by the decisions of the Company, its Management or its Controlling Shareholders. Such report must also meet the requirements set forth under Paragraph 1 of Article 8 of Law No. 6,404/76 and include the liability provided for in Paragraph 6 of the same Article.

Paragraph 1 – The General Shareholders’ Meeting has the sole discretion to select the specialized firm or company that will determine the Company’s Economic Value, from a list of three presented by the Board of Directors. This selection must be approved by a majority of shareholders representing the Outstanding Shares of the Company present at the meeting, disregarding blank votes, and each share, regardless of type or class, having the right to one vote, and such meeting shall require the presence of shareholders representing at least 20% (twenty percent) of all Outstanding Shares if instated after the first notice to convene, or any number of shareholders representing Outstanding Shares if instated after the second notice to convene.

Paragraph 2 – The costs related to preparing the share appraisal report will be fully bore by the offeror.

Article 66 – The Company will not register any share transfers to an Acquiror of Control or subsequent holders of Power to Control until such time as this/these holder(s) has/have signed the Controlling Parties Statement of Consent, in accordance with the provisions of the Level 2 Regulations. Neither will the Company register at its headquarters a shareholders’ agreement that provides for the exercise of Power to Control until the parties to such an agreement have signed the Controlling Parties Statement of Consent referred to in the Level 2 Regulations.

Article 67 – In the absence of a Controlling Shareholder, if shareholders at a General Shareholders’ Meeting approve the Company’s delisting from Level 2 in order for the shares to be traded outside of Level 2 or approve a corporate reorganization, in which case the resulting reorganized company does not register its securities for trading on Level 2 within 120 (one hundred twenty) days from the date of General Shareholders’ Meeting that approved the referred to reorganization, delisting will be conditioned on the occurrence of a tender offer to purchase shares under the same conditions provisioned in Article 64 of these Bylaws.

Paragraph 1 – The General Shareholders’ Meeting referred to in the introductory paragraph of this Article must also select the party(ies) responsible for carrying out the tender offer among those present at the meeting who must expressly undertake to conduct such offer.

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Paragraph 2 – If parties responsible for carrying out the tender offer are not selected, in the case of a corporate reorganization in which the resulting reorganized company does not register its securities for trading on the Level 2, carrying out the tender offer will become the responsibility of the shareholders who approved such corporate reorganization.

Article 68 – The Company’s delisting from Level 2 triggered by noncompliance with the Level 2 Regulations requires that a tender offer to purchase shares be carried out, wherein the minimum price offered must correspond to the Economic Value of the shares, as stated in the share appraisal report, prepared in accordance with the terms of Article 65 and its paragraphs of these Bylaws, in accordance with applicable law and regulatory norms.

Paragraph 1: In the event contemplated in the introductory paragraph of this Article 68, the Controlling Shareholder (if any) will bear the responsibility for carrying out the tender offer.

Paragraph 2: In the absence of a Controlling Shareholder to carry out the tender offer and if the event contemplated in the introductory paragraph of this Article 68 is triggered by a decision adopted at a General Shareholders’ Meeting, the obligation will lie with the shareholders that voted for the motion leading to noncompliance with the Level 2 Regulations.

Paragraph 3: In the absence of a Controlling Shareholder to carry out the tender offer and if the event contemplated in the introductory paragraph of this Article 68 is triggered by an act or fact of Management, the Company’s Management must then call an Extraordinary General Shareholders’ Meeting for the shareholders to decide on action to be taken to remedy the event of noncompliance with the Level 2 Regulations or, if applicable, the Company’s delisting from the Level 2.

Paragraph 4: If the shareholders at the Extraordinary General Shareholders’ Meeting referred to in Paragraph 3 above decide to delist the Company from the Level 2, the shareholders at such meeting must also select the party(ies) responsible for carrying out the tender offer among those present at the meeting who must expressly undertake to carry out such offer.

Article 69 – The Level 2 Regulations will prevail over the provisions of these Bylaws when a tender offer is materially detrimental to the rights of shareholders set forth in these Bylaws.

Article 70 – The capitalized terms in this Chapter VIII will have the meaning attributed to the in the Level 2 Regulations.

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CHAPTER IX

ARBITRATION

Article 71 – The Company, its shareholders, Management and members of the Fiscal Council are required to commit to settle by arbitration, conducted by the Market Arbitration Chamber, any and all disputes involving any of them, related to, or arising from the application, validity, effectiveness, interpretation, violation and effects of violation of the provisions of these Bylaws, Law No. 6,404/76, the rules and regulations of the Brazilian National Monetary Council, the Central Bank of Brazil and the Brazilian Securities Commission, the Level 2 Regulations, Sanctions Regulations, the Level 2 Listing Agreement and the Arbitration Regulation adopted by the Market Arbitration Chamber, as well as other rules and regulations applicable to the Brazilian capital markets.

CHAPTER X

LIQUIDATION

Article 72 – The Company will be dissolved and enter liquidation under events prescribed by law. It will be incumbent on the shareholders convening in a General Shareholders’ Meeting to elect the liquidator or liquidators and the Fiscal Council, which must function during this period pursuant to legal formalities.

CHAPTER XI

ISSUANCE OF UNITS

Article 73 – The Company may issue certificates of deposit representing shares (hereinafter referred to as “Units” or individually as a “Unit”).

Paragraph 1 – Each Unit represents 1 (one) common share and 2 (two) preferred shares issued by the Company. The Units will be held in book-entry form.

Paragraph 2 – The Units will be issued in the event of a distribution of an initial and/or secondary public offering or upon request of shareholders who so desire, subject to rules to be established by the Board of Directors and in accordance with the provisions of these Bylaws.

Paragraph 3 – Only shares free of liens and encumbrances may be deposited for the issuance of Units.

Article 74 – Except in the event of the cancellation of Units, ownership of the shares underlying the Units shall only be transferred upon the transfer of the Units.

Article 75 – Unit holders shall have the right, at any time, to request that the depositary financial institution cancel their Units and deliver the underlying shares to them, subject to rules to be established by the Board of Directors in accordance with the provisions of these Bylaws.

Paragraph 1 – Unit holders may incur a fee for the cost of transfer and cancellation of Units.

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Paragraph 2 – The Board of Directors may, at any time, suspend for a specified period, the possibility of issue or cancellation of the Units provided for in Article 73, Paragraph 2, of these Bylaws and in the heading of this Article 75, respectively, in the event of an initial or secondary public offering of the Units in the Brazilian and/or international market(s), in which case the period of suspension may not be longer than 180 (one hundred eighty) days.

Paragraph 3 – Units that are subject to liens, encumbrances or entanglements may not be canceled.

Article 76 – The Units will entitle their holders to the same rights and privileges as the shares underlying them.

Paragraph 1 – The right to participate in the Company’s General Shareholders’ Meetings and exercise all the powers therein conferred by the shares underlying the Units, upon proof of ownership, lies exclusively with the Unit holder. The Unit holder may be represented at the Company’s General Shareholders’ Meetings by a legal representative appointed pursuant to Article 16 of these Bylaws.

Paragraph 2 – In the event of a deployment, grouping, bonus shares or issue of new shares by capitalization of profits or reserves, the following rules must be observed with respect to the Units:

(i)	If there is an increased number of shares issued by the Company, the depositary institution must register the deposit of new shares and credit new Units in the account of the respective holders, so as to reflect the new number of shares held by the Unit holders, always keeping the ratio of 1 (one) common share to two (2) preferred shares for each Unit, and the remaining shares that are not sufficient to constitute Units will be credited directly to the shareholders, without the issuance of Units;

(ii)	If the number of shares issued by the Company is reduced, the depositary financial institution must debit the deposit accounts of the holders of Units of the grouped shares, automatically canceling Units in sufficient numbers so as to reflect the new number of shares held by the Unit holders, always keeping the ratio of 1 (one) common share to two (2) preferred shares for each Unit, and the remaining shares that are not sufficient to constitute Units will be delivered directly to the shareholders, without the issuance of Units.

Article 77 – In the case of exercise of preemptive rights to subscribe for shares issued by the Company, if any, the depositary institution will create new Units in the Unit registry book, and such Units will be credited to their respective holders, so as to reflect the new amount of preferred and common shares issued by the Company and held in a depositary account linked to the Units, always maintaining the ratio of 1 (one) common share to two (2) preferred shares for each Unit, and the remaining shares that are not capable of constituting Units will be credited directly to the shareholders, without the issuance of Units. If the right of first refusal to subscribe to other securities issued by the Company is exercised, the Units will not be automatically credited.

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Article 78 – Unit Holders will be entitled to receive shares resulting from splits, mergers or consolidations involving the Company. In all circumstances, the Units will always be created or canceled, as appropriate, in the Unit registry book on behalf of BM&FBOVESPA, as their fiduciary owner, which will then credit the Units in the trust accounts of the respective holders. In cases in which shares are assigned to the holders of Units and such shares are not likely to become new Units, these shares will also be deposited at BM&FBOVESPA, as the fiduciary owner of the Units, which will then credit the Units into the trust accounts of the respective holders.

CHAPTER XII

FINAL AND TRANSITIONAL PROVISIONS

Article 79 – The Company may not grant loans or guarantees in connection with any business activity that does not meet corporate interests.

Article 80 – The Company may not grant loans or guarantees of any kind or by any means to the Controlling Shareholders.

Article 81 – Notwithstanding the provisions of Article 6, Paragraph 5, of these Bylaws, exclusively in the event of the approval of an initial public offering of shares by the Company, the Company’s Board of Directors will be responsible for the approval of requests to convert common shares into preferred shares expressed by shareholders prior to such offer, in order to make possible the issuance of Units in accordance with the terms of Chapter XI above, as well as setting the conditions for conversion.

Article 82 – Any omissions in these Bylaws will be resolved by the General Shareholders’ Assembly and regulated in accordance with Law No. 6,404/76 and the Level 2 Regulations.

Article 83 – These Bylaws shall come into force on the date of their approval by the General Shareholders’ Meeting.

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